Exhibit (a)(1)

NEWS RELEASE

MAXWELL SHOE COMPANY BOARD OF DIRECTORS DETERMINES JONES’S UNSOLICITED OFFER IS FINANCIALLY INADEQUATE

Recommends Stockholders Reject Jones’s Offer

HYDE PARK, Mass. – March 29, 2004 – Maxwell Shoe Company Inc. (NASDAQ: MAXS) announced today that its Board of Directors has unanimously determined that Jones Apparel Group, Inc.’s (NYSE: JNY) unsolicited tender offer for all of the outstanding shares of Maxwell Shoe Company common stock for $20.00 per share in cash is financially inadequate and not in the best interests of Maxwell Shoe Company’s stockholders. Accordingly, the Maxwell Shoe Company Board of Directors recommends that its stockholders reject Jones’s offer and not tender their shares.

“We’ve made it clear from the start that this is all about stockholder value,” said Mark Cocozza, Maxwell Shoe Company’s Chairman and Chief Executive Officer. “Jones’s current offer is identical to the $20 per share proposal that our Board already reviewed and rejected, and our position has not changed. In the Board’s view, Jones’s offer significantly undervalues the strength and diversity of our business and future growth opportunities, and is not consistent with the Board’s objective of enhancing stockholder value – and it appears the marketplace continues to agree.

“For 17 consecutive quarters, we have either met, or beat expectations. Having recently increased both our sales and earnings guidance for 2004, I am confident that we will achieve yet another year of industry leading performance,” Mr. Cocozza continued. “We believe that our strong brands and proven growth strategies will enable us to deliver value to our stockholders substantially in excess of Jones’s offer. Frankly, at $20 per share, Jones’s offer provides no basis for us to begin discussions with them.”

In reaching its recommendation that stockholders reject Jones’s offer, Maxwell Shoe Company’s Board of Directors considered, among other things, that:

•	Maxwell Shoe Company’s independent financial advisors, Lehman Brothers Inc., issued an opinion stating that, as of March 28, 2004 and subject to the qualifications and limitations set forth in the written opinion, Jones’s offer is inadequate to Maxwell Shoe Company’s stockholders from a financial point of view;

•	Jones’s offer significantly undervalues Maxwell Shoe Company based on its business, financial condition and performance, its unique market position and business prospects and continued market leadership, the strength and diversity of the Company’s portfolio of brands, backlog of new business and significant future growth opportunities;

•	Maxwell Shoe Company’s Board of Directors and senior leadership team believe that they can create stockholder value in excess of Jones’s offer through the continued execution of its current strategy;

•	Jones’s offer does not adequately compensate Maxwell Shoe Company stockholders for transferring control of Maxwell Shoe Company to Jones;

•	The market price of Maxwell Shoe Company’s common stock has been above Jones’s offer price since the public announcement of Jones’s proposal on February 25, 2004 as well as since the public announcement of Jones’s offer on March 23, 2004. As of March 26, 2004, Maxwell Shoe Company’s stock price closed at $22.52 per share, which is $2.52 per share, or 12.6%, higher than Jones’s offer;

•	Jones’s offer price represents a premium of only 8.7% over the $18.40 closing price of Maxwell Shoe Company’s common stock the day before Jones publicly announced its proposal on February 25, 2004;

•	On March 2, 2004, Maxwell Shoe Company reported record first quarter net sales and earnings, and increased its guidance for fiscal 2004 earnings per share to a range of $1.18 to $1.22, from its previous guidance of a range of $1.02 to $1.06. It also raised its guidance for fiscal 2004 net sales to a range of $250 million to $255 million, from its previous guidance of a range of $235 million to $240 million; and

•	Despite the fact that Maxwell Shoe Company increased its fiscal 2004 diluted earnings per share guidance by 15.4%, Jones’s current offer is at the same $20 per share price as its February 25, 2004 proposal, which the Board unanimously determined, after careful consideration, including consultation with independent financial and legal advisors, was not in the best interest of Maxwell Shoe Company stockholders.

Maxwell Shoe Company’s Board believes that the Company can create value for stockholders in excess of Jones’s offer through the continued execution of its strategic plan. Key elements of the plan include:

•	Growing the Company’s Existing Brands. Since implementing its branded footwear strategy over 20 years ago, Maxwell Shoe Company has consistently achieved annual increases in net sales. Maxwell Shoe Company believes that its talented design team and disciplined operating focus, combined with a unique ability to correctly interpret footwear trends, will provide a powerful platform for continued growth – leading to stronger relationships with existing customers and new retail opportunities.

•	Expanding the Company’s Portfolio of Brands. Maxwell Shoe Company has an established track record of integrating and developing footwear brands, as exemplified by the growth in its newest product lines and the growth achieved in its more established brands. To further diversify its brand portfolio and extend its footwear reach, Maxwell Shoe Company will continue to explore license and acquisition opportunities that leverage its core competencies. With its strong balance sheet and financial discipline, Maxwell Shoe Company is well positioned to capture additional growth opportunities as they become available.

Lehman Brothers Inc. is serving as financial advisor to Maxwell Shoe Company and Gibson, Dunn & Crutcher LLP is serving as legal counsel.

Additional Information

Maxwell Shoe Company stockholders are strongly advised to read Maxwell Shoe Company’s solicitation/recommendation statement on Schedule 14D-9, when it becomes available, regarding the tender offer referred to in this press release, because it will contain important information. Stockholders may obtain a free copy of the solicitation/recommendation statement, which will be filed today by Maxwell Shoe Company with the Securities and Exchange Commission, at the SEC’s web site at www.sec.gov. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement, when available, at www.maxwellshoe.com.

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS® FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Forward Looking Statement

Statements made in this press release indicating Maxwell Shoe Company’s, the Board of Directors’ or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by Maxwell Shoe Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture Maxwell Shoe Company’s goods. Additional risks, assumptions and uncertainties associated with Jones’s pending tender offer include: the risk that Maxwell Shoe Company’s customers may delay or refrain from purchasing Maxwell Shoe Company products due to uncertainties about Maxwell Shoe Company’s future, the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Maxwell Shoe Company, the risk that stockholder litigation commenced in connection with Jones’s offer might result in significant costs of defense, indemnification and liability, the risks that the Board of Directors’ analysis and the bases of their recommendation to the stockholders ultimately may prove to be inaccurate, and other risks discussed in documents filed by the Company with the Securities and Exchange Commission. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Company Contact:	Richard J. Bakos Chief Financial Officer Maxwell Shoe Company (617) 333-4007

Investors:	Lex Flesher MacKenzie Partners, Inc. (212) 929-5397

Allison Malkin Integrated Corporate Relations (203) 222-9013

Media:	Dan Katcher / Barrett Godsey Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

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